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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Jacada Ltd.
(Name of Issuer)
Ordinary Shares, NIS 0.01 par share
(Title of Class of Securities)
M6184R101
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	M6184R101	Page	2	of	5

1	NAMES OF REPORTING PERSONS: Gideon Hollander

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Israel

	5	SOLE VOTING POWER:

NUMBER OF		2,139,987

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,139,987

WITH:	8	SHARED DISPOSITIVE POWER:

		N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,139,987

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	10.33%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.: M6184R101	13G	Page 3 of 5 Pages

Item 1

	(a)	Name of Issuer:

Jacada Ltd.

	(b)	Address of Issuer’s Principal Executive Offices:

11 Galgalei Haplada St.
P.O. Box 12175
Herzliya 46722
Israel

Item 2

	(a)	Name of Person Filing:

Gideon Hollander

	(b)	Address of Principal Business Office or, if None, Residence:

6 Hanemachem St.
Hod Hasharon, 45263
Israel

	(c)	Citizenship:

Israel

	(d)	Title of Class of Securities:

Ordinary Shares, NIS 0.01 par value

	(e)	CUSIP Number:

M6184R101

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

N/A

CUSIP No.: M6184R101	13G	Page 4 of 5 Pages

Item 4.	Ownership

(a) Amount beneficially owned:

2,139,987 Ordinary Shares. Includes options to purchase 575,000 Ordinary Shares which are exercisable within 60 days of the date hereof.

(b) Percent of class:

10.33%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote :
2,139,987

(ii) Shared power to vote or to direct the vote :
0

(iii) Sole power to dispose or to direct the disposition of :
2,139,987

(iv) Shared power to dispose or to direct the disposition of :
0

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A.

Item 8.	Identification and Classification of Members of the Group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

CUSIP No.: M6184R101	13G	Page 5 of 5 Pages
Item 10. Certification.
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007

/s/ Gideon Hollander
Gideon Hollander